Exhibit 10.11

FIFTH AMENDMENT TO CREDIT AGREEMENT

FIFTH AMENDMENT TO CREDIT AGREEMENT dated as of February 17, 2012 (this “Amendment” ), by and among METALICO, INC., a Delaware corporation, AMERICAN CATCON, INC., a Texas corporation, FEDERAL AUTOCAT RECYCLING, L.L.C., a New Jersey limited liability company, BUFFALO SHREDDING AND RECYCLING, LLC, a New York limited liability company, GOODMAN SERVICES, INC., a Pennsylvania corporation, HYPERCAT COATING LIMITED LIABILITY COMPANY, a New Jersey limited liability company, MAYCO INDUSTRIES, INC., an Alabama corporation, METALICO AKRON, INC., an Ohio corporation, METALICO ALUMINUM RECOVERY, INC., a New York corporation, METALICO BUFFALO, INC., a New York corporation, METALICO NIAGARA, INC., a New York corporation, METALICO NILES, INC., an Ohio corporation, METALICO PITTSBURGH, INC., a Pennsylvania corporation, METALICO ROCHESTER, INC., a New York corporation, METALICO NEW YORK, INC. (formerly known as Metalico Syracuse, Inc.), a New York corporation, METALICO TRANSFER, INC., a New York corporation, METALICO TRANSPORT, INC., a New York corporation, METALICO YOUNGSTOWN, INC., a Delaware corporation, SANTA ROSA LEAD PRODUCTS, INC., a California corporation, TOTALCAT GROUP, INC., a Delaware corporation, TRANZACT CORPORATION, a Delaware corporation, and WEST COAST SHOT, INC., a Nevada corporation (each individually, “Borrower” and collectively, “Borrowers”), the other Loan Parties and Lenders party to the Credit Agreement (as hereinafter defined), JPMORGAN CHASE BANK, N.A., as Administrative Agent, and RBS BUSINESS CAPITAL, a division of RBS ASSET FINANCE, INC., a subsidiary of RBS CITIZENS, N.A., as Documentation Agent.

PRELIMINARY STATEMENTS:

(1) The Borrowers, the other Loan Parties, the Lenders, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and RBS BUSINESS CAPITAL, a division of RBS ASSET FINANCE, INC., a subsidiary of RBS CITIZENS, N.A., as Documentation Agent, are parties to that certain Credit Agreement dated as of February 26, 2010 (as supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2) The Borrowers have requested that Administrative Agent and the Lenders amend certain provisions of the Credit Agreement as set forth herein. Administrative Agent and the Lenders have agreed, in accordance with Section 9.02(b) of the Credit Agreement and subject to the terms and conditions hereinafter set forth, to amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions. Capitalized words and phrases used herein without definition shall have the respective meanings ascribed to such words and phrases in the Credit Agreement.

SECTION 2. Amendments to Credit Agreement. Upon, and subject to, the occurrence of the Effective Date (as defined in Section 3 below), the Credit Agreement is hereby amended as follows:

2.1 As of the date hereof, the following definitions in Section 1.01 of the Credit Agreement are hereby amended and restated as follows:

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be:

	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Revolving Loan	.75%	2.75%	.375%
Term Loan	2.00%	3.75%

“Availability Block” is deleted with no material placed in its stead.

“Borrowing Base” means, at any time, the sum of (a) up to 85% of the Borrowers’ Eligible Accounts at such time, plus (b) the lesser of (i) up to 60% of the Borrowers’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Borrowers’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, minus (c) Reserves related to the Borrowers. The maximum amount of Inventory which may be included as part of the Borrowing Base is the lesser of (i) 50% of the amount of Revolving Loans permitted under the Borrowing Base and (b) $45,000,000. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base.

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense, plus cash prepayments and scheduled principal payments on Indebtedness made during such period, plus net taxes paid in cash, plus dividends or distributions paid in cash, plus Capital Lease Obligation payments, plus cash contributions to any Plan, so long as such cash contributions are not expensed in the income statement, all calculated for the Company and its Subsidiaries on a consolidated basis, it being understood that any redemption of the Convertible Notes (including redemptions made prior to 2012) shall not be used in calculating Fixed Charges other than as set forth in Section 6.08(b)(vi) of this Agreement.

“Maturity Date” means the earlier of (i) January 23, 2014, and (ii) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof; provided however, that in the event on December 31, 2013, (A) the aggregate outstanding principal balance of the Convertible Notes is not more than $15,000,000 and (B) Availability is not less than $20,000,000 after deduction of a Reserve determined by the Administrative Agent for the aggregate outstanding principal balance of the Convertible Notes as of such date and for the projected period until June 30, 2014, Maturity Date shall mean the earlier of (i) February 17, 2016 and (ii) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof. Notwithstanding the above, all amounts due under the Term Loan are due and payable in full on or before March 1, 2013 as set forth in Section 2.10(a) of the Credit Agreement.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments is One Hundred Ten Million Dollars ($110,000,000).

2.2 As of the date hereof, Sections 2.09(d) and (e) of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

(d) With the consent of 100% of the Lenders, the Borrowers shall have the right to increase the Revolving Commitment by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000 and a maximum amount of up to $25,000,000 and in no event shall such increase cause the Revolving Commitment to exceed $135,000,000, (ii) the Borrower Representative, on behalf of the Borrower, may make such request, (iii) the Administrative Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld or delayed, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (v) the procedure described in Section 2.09(f) have been satisfied.

(e) Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and the Lender(s) being added or increasing their Commitment, subject only to the approval of all Lenders if any such increase would cause the Revolving Commitment to exceed $110,000,000. As a condition precedent to such an increase, the Borrower Representative shall deliver to the Administrative Agent a certificate of each Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default exists.

2.3 As of the date hereof, Section 5.01(h) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(h) as soon as available but in any event within 15 days of the end of each calendar month (provided, however, in the event Borrower’s Availability is less than the greater of (y) $11,000,000 or (z) 10% of the Revolving Commitments, such reporting shall be delivered within 3 days of the end of each calendar week), and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent:

2.4 As of the date hereof, clause (b) of Section 5.08 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) thereafter, to finance the ongoing working capital needs of the Borrowers for general corporate purposes in the ordinary course of business and to redeem the Convertible Notes as provided herein.

2.5 As of the date hereof, Section 6.04(k) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(k) Acquisitions, provided that (i) no Default or Event of Default exists before or would exist immediately after giving effect thereto; (ii) the purchase price of the Acquisition does not exceed $15,000,000 per Acquisition or $20,000,000 per annum; (iii) Availability is $15,000,000 or more at the time of, and after giving effect to, the Acquisition; and (iv) the Acquisition has a positive impact on EBITDA. Any seller financing that may be associated with the transactions contemplated under this subsection (k) shall be subject to satisfactory subordination agreements, a minimum Fixed Charge Coverage Ratio and minimum Availability as the Administrative Agent shall determine at such time on a pro forma Acquisition basis;

2.6 As of the date hereof, (a) the following provision is inserted into Section 6.05 of the Credit Agreement in the appropriate alphabetical position as paragraph (h) thereof:

(h) Transfers of real property interests by Catherine Lake, LLC, a Loan Guarantor, and Buffalo Shredding and Recovery, LLC, to the Town of Hamburg Industrial Development Agency (the “Agency”) for the purpose of realizing certain tax benefits, provided the Administrative Agent shall review and approve the lease, leaseback agreement, installment sale agreement and related documents evidencing the proposed transactions prior to the effectiveness thereof.

and (b) the proviso at the end of Section 6.05 is amended and restated in its entirety to read as follows:

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b), (f) and (h) above) shall be made for fair value and for at least 75% cash consideration.

2.7 As of the date hereof, clause (iii) of Section 6.08(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(iii) the Borrowers may make Restricted Payments, not exceeding $1,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for officers, directors, and employees of the Borrowers and their Subsidiaries.

2.8 As of the date hereof, the word “and” is deleted at the end of Section 6.08(b)(v).

2.9 As of the date hereof, Section 6.08(b)(vi) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(vi) redemptions of Convertible Notes for cash payments of up to $25,000,000 in the aggregate, provided that, at the time of and after giving effect to such redemption, (i) the Fixed Charge Coverage Ratio shall not be less than 1.25 to 1.0 and (ii) Availability shall not be less than $20,000,000 on a pro-forma basis for the 30 days prior to such redemption and for the 30 days after such redemption. Solely for the purposes of this Section 6.08(b)(vi), amounts attributable to the cash redemption of the Convertible Notes to be redeemed and any Convertible Notes redeemed within sixty (60) days thereof shall be used in calculating Fixed Charges; and

2.10 As of the date hereof, the following provision is appended to Section 6.08(b) as Section 6.08(b)(vii):

(vii) redemptions of Convertible Notes in exchange for Equity Interests.

2.11 As of the date hereof, Section 6.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 6.12. Capital Expenditures. The Borrowers will not, nor will they permit any Subsidiary to, incur or make any Capital Expenditures in excess of $25,000,000 per fiscal year. Notwithstanding anything contained herein to the contrary, the Lenders hereby consent to the Borrowers incurring Capital Expenditures for fiscal year 2011 of approximately $28,000,000.

2.12 As of the date hereof, Article VII of the Credit Agreement is hereby amended as follows: the word “or” at the end of clause (q) is deleted; the word “or” is appended at the end of clause (r); and the following provision is appended as clause (s):

(s) the Borrowers shall fail to maintain the required Availability set forth in and for the periods designated under (i) the proviso governing the extension of the Maturity Date set forth in the definition thereof for so long as there are outstanding principal amounts due under the Convertible Notes and (ii) Section 6.08(b)(vi).

SECTION 3. Conditions of Effectiveness of Amendment. Section 2 of this Amendment and the amendments to the Credit Agreement set forth therein shall become effective on the date (the “Effective Date”) when each of the conditions set forth in this Section 3 shall have been satisfied:

(a) Execution of Counterparts. The Administrative Agent shall have received original counterparts of this Amendment executed by the Borrowers, the other Loan Parties, and the Lenders.

(b) Payment of Expenses. The Borrowers shall have paid all costs and expenses (including the reasonable fees and expenses of counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and such other documents required to effect this Amendment, or otherwise required to be paid under the Loan Documents and remaining outstanding on or prior to the date of this Amendment, in each case for which the invoice for such fees and expenses shall have been presented to the Borrower Representative.

(c) Officer’s Certificate. The Administrative Agent shall have received a certificate of the Borrower Representative, signed on behalf of each Loan Party by an authorized representative, dated the date of this Amendment (the statements made in which certificate shall be true on and as of the effective date of this Amendment), certifying as to (i) the truth and accuracy of the representations and warranties contained in this Amendment and the Loan Documents as though made on and as of the Effective Date, and (ii) the absence of any event occurring and continuing, or resulting from the execution and delivery of this Amendment, that constitutes a Default.

(d) Availability. Availability after giving effect to this Amendment shall be not less than $20,000,000.

(e) Fees. The Borrowers shall have paid to the (i) Administrative Agent for the ratable benefit of the Lenders, an up-front fee equal to 75 basis points of the increase in the Revolving Commitments (calculated as an up-front fee of $300,000) and (ii) Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon among the Borrowers and the Administrative Agent.

(f) Other Documents. Any and all other documents, instruments, writings, resolutions, opinions, agreements and information as Administrative Agent may require, all of which must be in substance and form acceptable to the Administrative Agent in its sole discretion.

SECTION 4. Representations and Warranties. Each Loan Party represents and warrants as follows:

(a) Except as previously disclosed in writing to the Administrative Agent: (i) the representations and warranties made by such Loan Party herein, in the Credit Agreement and in each other Loan Document and certificate or other writing delivered to the Administrative Agent on or prior to the Effective Date shall be correct and accurate on and as of the Effective Date as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date in which case such representations and warranties shall be true and correct on and as of such date); and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b) Each of the Loan Parties (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to execute, deliver and perform this Amendment, and to perform the Credit Agreement, as amended hereby and each other Loan Document, and (iii) is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect.

(c) The execution, delivery and performance by each Loan Party of this Amendment, and the performance by each such Loan Party of the Credit Agreement, as amended hereby and each other Loan Document, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene such Loan Party’s charter or by-laws, any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any lien or other encumbrance (other than pursuant to any Loan Documents) upon or with respect to any of its properties, and (iv) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(d) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or agency or other regulatory body is required in connection with the due execution, delivery and performance by such Loan Party of this Amendment, or for the performance of the Credit Agreement, as amended hereby.

(e) This Amendment, the Credit Agreement, as amended hereby, and each other Loan Document to which such Loan Party is a party is a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by equitable principles or by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

SECTION 5. Reference to and Effect on the Credit Agreement and the Loan Documents.

(a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, in each case, as amended by this Amendment.

(b) The Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment are, and shall continue to be, in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. On and after the effectiveness of this Amendment, this Amendment shall for all purposes constitute a Loan Document.

SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier, facsimile or other electronic transmission (i.e. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7. Headings. Section headings are for convenience of reference only, and are not part of, and are not to be taken into consideration in interpreting, this Amendment.

SECTION 8. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9. Release. Each Loan Party hereby absolutely and unconditionally releases and forever discharges the Administrative Agent, the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all known claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which any Loan Party has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

METALICO, INC.

AMERICAN CATCON, INC.

BUFFALO SHREDDING AND RECOVERY, LLC

FEDERAL AUTOCAT RECYCLING, L.L.C.

GOODMAN SERVICES, INC.

HYPERCAT COATING LIMITED LIABILITY COMPANY

MAYCO INDUSTRIES, INC.

METALICO AKRON, INC.

METALICO ALUMINUM RECOVERY, INC.

METALICO BUFFALO, INC.

METALICO NEW YORK, INC. (formerly known as Metalico Syracuse, Inc.)

METALICO NIAGARA, INC.

METALICO NILES, INC.

METALICO PITTSBURGH, INC.

METALICO ROCHESTER, INC.

METALICO TRANSFER, INC.

METALICO TRANSPORT, INC.

METALICO YOUNGSTOWN, INC.

SANTA ROSA LEAD PRODUCTS, INC.

TOTALCAT GROUP, INC.

TRANZACT CORPORATION

WEST COAST SHOT, INC.

By	/s/ MICHAEL J. DRURY
Michael J. Drury
Authorized Representative

OTHER LOAN PARTIES (LOAN GUARANTORS):

ABBY BURTON, LLC

ADRIANA ELEVEN, LLC

ALLISON MAIN, LLC

CATHERINE LAKE, LLC

ELIZABETH HAZEL LLC

ELLEN BARLOW, LLC

GENERAL SMELTING & REFINING, INC.

GULF COAST RECYCLING, INC.

MEGAN DIVISION, LLC

MELINDA HAZEL LLC

METALICO AKRON REALTY, INC.

METALICO ALABAMA REALTY, INC.

METALICO-COLLEGE GROVE, INC.

METALICO COLLIERS REALTY, INC.

METALICO GULFPORT REALTY, INC.

METALICO NEVILLE REALTY, INC.

METALICO SYRACUSE REALTY, INC.

METALICO TRANSFER REALTY, INC.

OLIVIA DEFOREST, LLC

RIVER HILLS BY THE RIVER, INC.

METALICO-GRANITE CITY, INC.

HYPERCAT DMG, L.L.C.

By	/s/ MICHAEL J. DRURY
Michael J. Drury
Authorized Representative

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, Issuing Bank and Swingline Lender

By	/s/ JENNIFER S. HEARD
Name: Jennifer S. Heard
Title: Account Executive

RBS BUSINESS CAPITAL, a division of RBS ASSET FINANCE, INC., a subsidiary of RBS CITIZENS, N.A., individually, and as Documentation Agent

By	/s/ DAVID SLATTERY
Name: David Slattery
Title: Assistant Vice President

CAPITAL ONE LEVERAGE FINANCE CORP.

By	/s/ MICHAEL BURNS
Name: Michael Burns
Title: Senior Vice President

COMMITMENT SCHEDULE

Lender	Revolving Commitment	Term Loan Commitment	Commitment
JPMorgan Chase Bank, N.A.	$50,769,230.77	$1,333,333.36	$52,102,564.13
RBS Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A.	$33,846,153.85	$888,888.90	$34,735,042.75
Capital One Leverage Finance Corp.	$25,384,615.38	$666,666.68	$26,051,282.06

Total	$110,000,000	$2,888,888.94	$112,888,888.94